Exhibit 99.1

July 25, 2007

For Immediate Release

Media Contact:	Investor Contact:
Jessica Lindl Vice President of Marketing Scientific Learning Corporation (510) 625-6784 jlindl@scilearn.com	Jane A. Freeman Senior Vice President and CFO Scientific Learning Corporation (510) 625-2281 investorrelations@scilearn.com

Scientific Learning Reports Record Second Quarter

Revenue of $14.6 Million

Oakland, CA, July 25, 2007 - Scientific Learning Corporation (NASDAQ: SCIL) today announced its results for the quarter ended June 30, 2007. Revenue for the quarter was $14.6 million, compared to $13.0 million for the same period in 2006, a 13% increase. Revenue for the six months ended June 30, 2007 was $23.4 million, an increase of 13% compared to $20.8 million for the same period of 2006.

“From a booked sales perspective, the second quarter was strong and reached a new record. Booked sales grew 28% over last year’s second quarter, resulting in year-to-date booked sales growth of 15%. K-12 booked sales increased 30% for the second quarter and 15% for the first half of 2007. During the second quarter, one of our major customers, Duval County Public Schools, Florida chose to expand the use of Fast ForWord district wide,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “In the second quarter, we made 25 sales over $100,000, compared to 35 in the second quarter of 2006. The average size of these transactions increased substantially, reflecting the $7 million Duval County School District transaction.”

“In June, we released the Reading Progress Indicator assessment as a new component in our Progress Tracker data system offering,” stated Mr. Bowen. “This product, licensed from an independent third party, will provide customers with a rapid and convenient way to measure students’ reading skills before and after Fast ForWord® product use.”

Gross margins were 82% in the second quarter of 2007, compared to 81% in the same quarter of 2006. “As expected, gross margins increased in the second quarter, due to improving margins in our service and support organizations with higher staff utilization and the expected leverage from our Tucson support center,” said Mr. Bowen. Gross margins were 78% for the six months ended June 30 for both 2007 and 2006.

Operating expenses in the second quarter of 2007 were $9.5 million and increased 16% compared to $8.2 million in the second quarter of 2006. For the six months ended June 30, 2007, operating expenses were $18.8 million compared to $16.1 million in 2006. Operating expenses in 2007 include approximately $290,000 and $325,000 of unusual legal, accounting and printing expenses for the three and six months ended June 30, respectively.

Operating profit for the quarter was $2.5 million, compared to an operating profit of $2.3 million in the second quarter of 2006. Net income for the quarter was $2.7 million, compared to a net income of $2.4 million in the same period in 2006. Basic and diluted income per share was $.16 and $.15, respectively, in the second quarter of 2007, compared to $.14 and $.13, respectively, in the same period in 2006.

For the first six months of 2007, the operating loss was $553,000 compared to an operating loss of $25,000 in the first six months of 2006. Net profit was $31,000 for the first six months of 2007 compared to $214,000 for the same period in 2006. Basic and diluted earnings per share for the six months ended June 30 were $.00 in 2007 and $.01 in 2006.

Cash and equivalents totaled $9.4 million on June 30, 2007, compared to $8.3 million on June 30, 2006. Accounts receivable totaled $16.3 million at quarter end, compared to $11.8 million on June 30, 2006.

Business Outlook

“We look forward to another strong year in 2007. The demand for our unique family of Fast ForWord products continues to grow as demonstrated by our record sales pipelines and first half results,” said Mr. Bowen. “We remain comfortable with our previous operating guidance for the year. “

For the year ending December 31, 2007, revenue is expected to be in the range of $49.0 to $52.0 million, compared to $41.0 million in 2006. The Company expects to report a net profit of between $3.1 and $4.0 million compared to $208,000 in 2006. Fully diluted earnings per share in 2007 are expected to be in the range of $.17 to $.22 compared to $.01 in 2006. These estimates have been updated to include estimated pretax costs of $650,000 for legal, accounting and printing costs and $2.2 million of stock-based compensation expense.

The projection for 2007 assumes an effective tax rate of 4%. Scientific Learning expects to reevaluate the full valuation allowance for its deferred tax asset as part of the 2008 planning process and may release part of the valuation allowance during the fourth quarter of 2007. It is unable to estimate the size of any such release at this time. The remaining valuation allowance will continue to be evaluated over future quarters.

For the year ending December 31, 2008, revenue is expected to be in the range of $60.0 to $63.0 million. The Company expects to report a net profit of between $4.5 and $5.3 million. Fully diluted earnings per share in 2008 are expected to be in the range of $.24 and $.30. These estimates include estimated pretax expense of $2.9 million for stock-based compensation.

The projection for 2008 assumes an effective tax rate of 35%, reflecting the expected limitation of the Company’s use of its net operating loss carry forward and differences between book and taxable income. Changes in the valuation allowance for the deferred tax asset may also impact the reported tax rate.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of July 25, 2007. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT / 2:00 p.m. PDT on Wednesday, July 25, 2007. The conference call will be available live on the Investor Information portion of the Company’s web site at http://www.scilearn.com/investorinfo . The conference call can also be accessed at 888.713.4218 (domestic) or 617.213.4870 (international). The access code “58854570 ” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning Corporation

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered reading intervention products that build learning capacity by developing the neurocognitive skills required to read and learn effectively. These foundational skills are built through a series of brain-based exercises that create fast, effective, and enduring results. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord products use patented technology and applications of accepted neuroscience principles to help children, adolescents, and adults build the language and reading skills widely recognized as the keys to all learning.

The exercises align with the scientifically based reading-research guidelines and the requirements of the No Child Left Behind Act. The efficacy of the products has been confirmed by independent researchers, by evaluating the results of standardized achievement tests, and by Scientific Learning’s scientists.

For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com , or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the

Business Outlook section of this release and statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the 2006 Report on Form 10-K (Part 1. Item 1A, Risk Factors) filed March 8, 2007 and the Report on Form 10Q for the first quarter of 2007(Part II, Item 1A, Risk Factors), filed May 7, 2007. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

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SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	June 30, 2007	December 31, 2006	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$9,409	$16,364	$8,308
Accounts receivable, net	16,252	7,098	11,826
Prepaid expenses and other current assets	1,483	971	1,381

Total current assets	27,144	24,433	21,515

Property and equipment, net	1,341	941	641
Other assets	893	909	925

Total assets	$29,378	$26,283	$23,081

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$372	$607	$164
Accrued liabilities	4,805	5,089	4,892
Deferred revenue	14,395	14,786	13,661

Total current liabilities	19,572	20,482	18,717
Deferred revenue, long-term	6,695	4,373	4,581
Other liabilities	432	411	390

Total liabilities	26,699	25,266	23,688

Stockholders’ equity:
Common stock and addditional paid in capital	80,540	78,909	77,279
Accumulated deficit	(77,861)	(77,892)	(77,886)

Total stockholders’ equity:	2,679	1,017	(607)

Total liabilities and stockholders’ equity	$29,378	$26,283	$23,081

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenues:
Products	$11,026	$10,529	$16,479	$15,876
Service and support	3,551	2,424	6,911	4,908

Total revenues	14,577	12,953	23,390	20,784

Cost of revenues:
Cost of products	494	529	800	849
Cost of service and support	2,087	1,978	4,341	3,827

Total cost of revenues	2,581	2,507	5,141	4,676
Gross profit	11,996	10,446	18,249	16,108

Operating expenses:
Sales and marketing	6,197	5,443	12,602	10,822
Research and development	1,223	1,090	2,369	2,113
General and administrative	2,059	1,632	3,831	3,198

Total operating expenses	9,479	8,165	18,802	16,133

Operating income (loss)	2,517	2,281	(553)	(25)

Other income from related party	38	37	117	75
Interest and other income	216	83	471	177

Net income before income tax	2,771	2,401	35	227
Income tax provision	112	13	4	13

Net income	$2,659	$2,388	$31	$214

Basic net income per share:	$0.16	$0.14	$0.00	$0.01

Shares used in computing basic net income per share	17,109	16,810	17,068	16,804

Diluted net income per share:	$0.15	$0.13	$0.00	$0.01

Shares used in computing diluted net income per share	18,291	17,822	18,220	17,871

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Operating Activities:
Net income	$2,659	$2,388	$31	$214
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	81	179	163	276
Stock based compensation	471	510	936	891
Changes in operating assets and liabilities:
Accounts receivable	(11,546)	(6,677)	(9,154)	(8,307)
Prepaid expenses and other current assets	(197)	(48)	(512)	(69)
Other assets	8	5	16	16
Accounts payable	(274)	(57)	(235)	(50)
Accrued liabilities	1,115	1,464	(284)	1,926
Deferred revenue	4,905	2,286	1,931	1,239
Other liabilities	10	11	21	4

Net cash used in operating activities	(2,768)	61	(7,087)	(3,860)

Investing Activities:
Purchases of property and equipment, net	(282)	(130)	(563)	(317)
Maturity of investments	—	—	—	3,043
Repayment on officer loans and accrued interest	—	—	—	213

Net cash provided by (used in) investing activities	(282)	(130)	(563)	2,939

Financing Activities:
Proceeds from issuance of common stock, net	351	181	695	207

Net cash provided by financing activities	351	181	695	207

Increase (decrease) in cash and cash equivalents	(2,699)	112	(6,955)	(714)

Cash and cash equivalents at beginning of period	12,108	8,196	16,364	9,022

Cash and cash equivalents at end of period	$9,409	$8,308	$9,409	$8,308